As filed with the Securities and Exchange Commission on October 27, 2006
Registration No. 333- _________

UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8
REGISTRATION STATEMENT
Under
The Securities Act of 1933

AEHR TEST SYSTEMS
(Exact name of Registrant as specified in its charter)

California (State or other jurisdiction of incorporation or organization)	94-2424084 (I.R.S. Employer Identification Number)
400 Kato Terrace
Fremont, California 94539
(Address of principal executive offices) (Zip Code)

2006 Equity Incentive Plan
2006 Employee Stock Purchase Plan
(Full title of the plans)

Rhea J. Posedel
Chief Executive Officer
400 Kato Terrace
Fremont, California 94539
(510) 623-9400
(Name and address including zip code and telephone number,
including area code, of agent for service)

Copy to:
Mark L. Reinstra, Esq.
Wilson Sonsini Goodrich & Rosati
Professional Corporation
650 Page Mill Road
Palo Alto, California 94304
(650) 493-9300

Calculation of Registration Fee

		Proposed Maximum
		Aggregate	Proposed Maximum
Title of Securities to	Amount to be	Offering Price	Aggregate	Amount of
be Registered	Registered (1)	Per Share	Offering Price	Registration Fee
2006 EQUITY INCENTIVE PLAN
Common Stock available for issuance, par value $0.01 per share	781,405	$6.64(2)	$5,188,529.20(2)	$555.17

2006 EMPLOYEE STOCK PURCHASE PLAN
Common Stock available for issuance, par value $0.01 per share	200,000	$5.64(3)	$1,128,000.00(3)	$120.70

TOTAL	981,405		$6,316,529.20	$675.87

(1)	Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement shall also cover any additional shares of the Registrant’s Common Stock that become issuable under the plans by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without receipt of consideration that increases the number of outstanding shares of Registrant’s Common Stock.

(2)	Estimated in accordance with Rule 457(c) under the Securities Act of 1933, as amended, solely for the purpose of calculating the registration fee, based on the average of the high and low price per share of the Registrant’s Common Stock as reported on the NASDAQ Global Market on October 23, 2006.

(3)	Estimated in accordance with Rule 457(c) under the Securities Act of 1933, as amended, whereby the estimated proposed maximum offering price per share is $5.64 (85% of $6.64, the average of the high and low price per share of the Registrant’s Common Stock as reported on the NASDAQ Global Market on October 23, 2006). Pursuant to the 2006 Employee Stock Purchase Plan, the purchase price of a share of common stock shall mean an amount equal to 85% of the fair market value of a share of common stock on the offering date or the exercise date, whichever is lower.

PART I
INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS
     The documents containing the information specified in Part I will be sent or given to employees as specified by Rule 428(b)(1) of the Securities Act of 1933, as amended (the “Securities Act”). Such documents are not being filed with the Securities and Exchange Commission (the “SEC”) either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 of the Securities Act. Such documents and the documents incorporated by reference in this Registration Statement pursuant to Item 3 of Part II hereof, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.
PART II
INFORMATION REQUIRED IN REGISTRATION STATEMENT
Item 3. Incorporation Of Documents By Reference.
     The following documents have been filed by Aehr Test Systems (the “Registrant”) with the Securities and Exchange Commission (the “SEC”) and are incorporated herein by reference:
Registrant’s Annual Report on Form 10-K for the fiscal year ended May 31, 2006, filed on August 29, 2006;
Registrant’s Quarterly Report on Form 10-Q for the quarterly period ended August 31, 2006, filed on October 13, 2006;
Registrant’s Current Report on Form 8-K filed on September 26, 2006;
Registrant’s Definitive Proxy Statement on Schedule 14A filed on September 27, 2006; and
Description of the Registrant’s Common Stock contained in its registration statement on Form 8-A, filed on July 29, 1997 including any amendments filed for the purpose of updating that description.
     All documents filed by us pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act, prior to the filing of a post-effective amendment which indicates that all securities offered herein have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.
Item 4. Description Of Securities.
     Not applicable.
Item 5. Interest Of Named Experts And Counsel
     Mario M. Rosati, a member of Wilson Sonsini Goodrich & Rosati, Professional Corporation, (“WSGR”) is a Director and the Secretary of the Registrant. Mr. Rosati may be deemed to beneficially own 179,217 shares of the Registrant’s Common Stock.
Item 6. Indemnification Of Directors And Officers.
     Section 317 of the California General Corporations Law (the “CGCL”) authorizes a court to award, or a corporation’s board of directors to grant, indemnity to directors and officers who are parties or are threatened to be made parties to any proceeding (with certain exceptions) by reason of the fact that the person is or was an agent of the corporation, against expenses, judgments, fines, settlements and other amounts actually and reasonably incurred in connection with the proceeding if that person acted in good faith and in a manner the person reasonably believed to be in the best interests of the corporation, and in the case of a criminal proceeding, had no reasonable cause to believe the conduct of the person was unlawful.
     Section 204 of the CGCL provides that a corporation’s articles of incorporation may not limit the liability of directors (i) for acts or omissions that involve intentional misconduct or a knowing and culpable violation of law, (ii) for acts or omissions that a director believes to be contrary to the best interests of the corporation or its shareholders or that involve the absence of good faith on the part of the director, (iii) for any transaction from which a director derived an improper personal benefit, (iv) for acts or omissions that show a reckless disregard for the director’s duty to the corporation or its shareholders in circumstances in which the director was aware, or should have been aware, in the ordinary course of performing a director’s duties, of a risk of a serious injury to the corporation or its shareholders, (v) for acts or omissions that constitute an unexcused pattern of inattention that amounts to an abdication of the director’s duty to the corporation or its shareholders, (vi) under Section 310 of the CGCL (concerning transactions between corporations and directors or corporations having interrelated directors) or (vii) under Section 316 of the CGCL (concerning directors’ liability for distributions, loans, and guarantees).
     Section 204 further provides that a corporation’s articles of incorporation may not limit the liability of directors for any act or omission occurring prior to the date when the provision became effective or any act or omission as an officer, notwithstanding that the officer is also a director or that his or her actions, if negligent or improper, have been ratified by the directors. Further, Section 317 has no effect on claims arising under federal or state securities laws and does not affect the availability of injunctions and other equitable remedies available to a corporation’s shareholders for any violation of a director’s fiduciary duty to the corporation or its shareholders.
     In accordance with Section 317, the Restated Articles of Incorporation, as amended (the “Articles”), of Aehr Test Systems (the “Company”) limit the liability of a director to the fullest extent permissible under California law. The Articles further authorize the Company to provide indemnification to its agents (including officers and directors), subject to the limitations set forth above. The Articles and the Company’s By-Laws (the “By-Laws”) further provide for indemnification of corporate agents to the maximum extent permitted by the CGCL.
     Pursuant to the authority provided in the Articles and By-Laws, the Company has entered into indemnification agreements with its executive officers and directors, indemnifying them against certain potential liabilities that may arise as a result of their service to the Company, and providing for certain other protection.
     The foregoing summaries are necessarily subject to the complete text of the statute, the Articles, the By-Laws and the agreements referred to above and are qualified in their entirety by reference thereto.
Item 7. Exemption From Registration Claimed.
     Not applicable.
Item 8. Exhibits.

Exhibit
Number	Description

4.1	2006 Equity Incentive Plan

4.2	2006 Employee Stock Purchase Plan

5.1	Opinion of Wilson Sonsini Goodrich & Rosati, Professional Corporation, as to the legality of the securities being registered

23.1	Consent of Burr, Pilger & Mayer LLP, Independent Registered Public Accounting Firm

23.2	Consent of PricewaterhouseCoopers LLP, Independent Registered Public Accounting Firm

23.3	Consent of Wilson Sonsini Goodrich & Rosati, Professional Corporation (included in Exhibit 5.1)

24.1	Power of Attorney (see page 5)

Item 9. Undertakings.
     (a) The undersigned registrant hereby undertakes:
     (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.
     (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
     (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
     (b) That, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
     (c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to Item 6 of Part II of this registration statement, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

SIGNATURES
     Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on October 27, 2006.

AEHR TEST SYSTEMS

By:	/s/ RHEA J. POSEDEL

Rhea J. Posedel
Chief Executive Officer
POWER OF ATTORNEY
     KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Rhea J. Posedel and Gary L. Larson, and each of them, his attorneys-in-fact, each with the power of substitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments to this Registration Statement, and to file the same, with all exhibits thereto in all documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that such attorneys-in-fact and agents or any of them, or his or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.
     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ RHEA J. POSEDEL	Chief Executive Officer and Chairman of the	October 27, 2006

Rhea J. Posedel	Board of Directors (Principal Executive Officer)

/s/ GARY L. LARSON	Vice President of Finance and Chief Financial	October 27, 2006

Gary L. Larson	Officer (Principal Financial and Accounting Officer)

/s/ ROBERT R. ANDERSON	Director	October 27, 2006

Robert R. Anderson

/s/ WILLIAM W. R. ELDER	Director	October 27, 2006

William W. R. Elder

/s/ MUKESH PATEL	Director	October 27, 2006

Mukesh Patel

/s/ MARIO M. ROSATI	Director	October 27, 2006

Mario M. Rosati

Index to Exhibits

Exhibit
Number	Description

4.1	2006 Equity Incentive Plan

4.2	2006 Employee Stock Purchase Plan

5.1	Opinion of Wilson Sonsini Goodrich & Rosati, Professional Corporation, as to the legality of the securities being registered

23.1	Consent of Burr, Pilger & Mayer LLP, Independent Registered Public Accounting Firm

23.2	Consent of PricewaterhouseCoopers LLP, Independent Registered Public Accounting Firm

23.3	Consent of Wilson Sonsini Goodrich & Rosati, Professional Corporation (included in Exhibit 5.1)

24.1	Power of Attorney (see page 5)